SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                                (Amendment No. 2)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            Valero Energy Corporation
             (Exact name of registrant as specified in its charter)

                Delaware                               74-1828067
        (State of incorporation)            (IRS Employer Identification No.)

                                One Valero Place
                            San Antonio, Texas 78212
               (Address of principal executive offices) (Zip Code)

 If this form relates to the              If this form relates to the
 registration of a class of securities    registration of a class of securities
 pursuant to Section 12(b) of the         pursuant to Section 12(g) of the
 Exchange Act and is effective            Exchange Act and is effective
 pursuant to General Instruction          pursuant to General Instruction
 A.(c), please check the following        A.(d), please check the following
 box. [X]                                 box. [  ]

 Securities Act registration statement file number to which this form relates:
                                     1-13175
                                 ---------------
                                 (If applicable)

        Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class                Name of Each Exchange on Which
          to be so Registered                Each Class is to be Registered
      ---------------------------------   -------------------------------------

           Common Stock, par value                 New York Stock Exchange
               $0.01 per share
       Preferred Share Purchase Rights             New York Stock Exchange


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)

            The undersigned registrant hereby amends Items 1 and 2 of its Registration Statement on Form 8-A (File No. 1-13175), filed with the Securities and Exchange Commission (the "Commission") on July 9, 1997 (the "Form 8-A"), as amended by Amendment No. 1 thereto, filed with the Commission on July 17, 1997, as set forth below.

Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

            Item 1 of the Form 8-A is hereby amended by adding the following paragraphs:

            The Registrant and Computershare Investor Services, LLC, as successor rights agent to Harris Trust and Savings Bank (the "Rights Agent"), entered into Amendment No. 1 (the "Amendment"), dated as of May 4, 2001, to the Rights Agreement, dated as of July 17, 1997, between the Registrant and the Rights Agent (the "Rights Agreement"). The Rights Agreement was filed as Exhibit
4.1 to the Registrant's Registration Statement on Form S-8, filed with the Commission on July 21, 1997, and is incorporated herein by reference.

            The Registrant and the Rights Agent entered into the First Amendment in connection with the Agreement and Plan of Merger, dated as of May 6, 2001, by and between the Registrant and Ultramar Diamond Shamrock Corporation, a Delaware corporation ("UDS"), (as it may be amended or supplemented from time to time, the "Merger Agreement") pursuant to which UDS will merge with and into the Registrant, with the Registrant as the surviving corporation in the merger (as described and defined in the Merger Agreement, the "Merger"), all on the terms and subject to the conditions set forth in the Merger Agreement.

            The Amendment provides, among other things, that UDS shall not be deemed to be an Acquiring Person (as defined in the Rights Agreement), nor shall a Shares Acquisition Date or a Distribution Date (each as defined in the Rights Agreement) occur, as a result of (i) the execution and delivery of the Merger Agreement, or (ii) the consummation of the transactions contemplated by the Merger Agreement. The Amendment also provides that nothing in the Rights Agreement shall be construed to give any holder of Rights or any other person any legal or equitable rights, remedy or claim under the Rights Agreement, in connection with any transactions contemplated by the Merger Agreement.

            The foregoing summary description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as
Exhibit 4.4 hereto and is incorporated herein by reference.

Item 2.  EXHIBITS.

      Item 2 of the Form 8-A is hereby amended by adding the following:

      4.3 Rights Agreement, dated as of July 17, 1997, between Valero Energy Corporation and Computershare Investor Services, LLC, as successor Rights Agent to Harris Bank and Trust (incorporated by reference to
            Exhibit 4.1 to the Registrant's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on July 21, 1997).

      4.4 Amendment No. 1, dated as of May 4, 2001, to Rights Agreement, dated as of July 17, 1997, between Valero Energy Corporation and Computershare Investor Services, LLC, as successor Rights Agent to Harris Bank and Trust (filed herewith).






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


                                    SIGNATURE


            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  May 10, 2001

                                    VALERO ENERGY CORPORATION



                                    By:    /s/ Jay D. Browning
                                        ---------------------------
                                        Name:  Jay D. Browning
                                        Title: Corporate Secretary

                                  EXHIBIT LIST


      No.
      ---

      4.3 Rights Agreement, dated as of July 17, 1997, between Valero Energy Corporation and Computershare Investor Services, LLC, as successor Rights Agent to Harris Bank and Trust (incorporated by reference to
            Exhibit 4.1 to the Registrant's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on July 21, 1997).

      4.4 Amendment No. 1, dated as of May 4, 2001, to Rights Agreement, dated as of July 17, 1997, between Valero Energy Corporation and Computershare Investor Services, LLC, as successor Rights Agent to Harris Bank and Trust (filed herewith).





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